Exhibit 10.38

TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the latest date indicated in the signature block at the foot of this Agreement (the “Effective Date”), is by and between Lifestream Technologies, Inc. (“Lifestream”), a Nevada corporation with a post office address at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854; and LifeNexus, Inc. (“LifeNexus”) a Nevada corporation with a post office address at 370 Interlocken Boulevard, Fourth Floor, Broomfield, Colorado 80021.

BACKGROUND

WHEREAS Lifestream is the owner of certain intellectual property rights including the trademark(s) and associated trademark registration(s) listed on Exhibit “A” hereto; and

WHEREAS LifeNexus is desirous of obtaining and commercializing these intellectual property rights under the terms set forth below.

NOW THEREFORE, in consideration of ten dollars ($10) in hand paid and the promised performance by each of the parties of the terms set forth herein, the parties hereto, intending to be legally bound, mutually agree as follows:

TERMS OF AGREEMENT

I.

LICENSE OF TRADEMARK RIGHTS

1.1

Lifestream hereby grants LifeNexus a non-exclusive license (“License”) to use the trademark(s) identified in the trademark registrations listed in Exhibit “A” (the “Trademark Portfolio”) in connection with secured data acquisition, transmission, storage and analysis systems not sold for use with healthcare diagnostic devices (the” Licensed Field of Use”).

1.2

The License will have an initial period of three (3) full calendar years plus the remaining portion of the present calendar year (the “Initial Period”) during which the License may only be terminated for a non-cured material breach, and the License will automatically extend for subsequent one calendar year periods provided that the License has not been terminated under Paragraph 1.3, below.

1.3

Lifestream may terminate this Agreement if LifeNexus is in material breach and has not cured the breach within sixty (60) days written notice, and will alternatively terminate upon the occurrence of the first of the following events after the Initial Period:

(a) Lifestream may terminate this Agreement with written notice of one calendar year if Royalty Payments during the immediately preceding calendar year are less than one thousand dollars ($1,000);

(b) LifeNexus may terminate this Agreement with thirty (30) days written notice;

(c) this Agreement will automatically terminate if LifeNexus files for bankruptcy or abandons use of the Trademark Portfolio.

1.4

Lifestream may not use, license, assign or otherwise transfer any rights to the Trademark Portfolio in the Licensed Field of Use.

1.5

Lifestream may not assign or otherwise transfer any right in the Trademark Portfolio or its rights or obligations under this Agreement to a third party except by transfer to a successor corporation through merger or acquisition of Lifestream or the portion of the Lifestream business to which the Trademark Portfolio pertains without the express, written approval of LifeNexus, which approval will not be unreasonably withheld.

1.6

In the event of a transfer of Lifestream or the portion of the Lifestream business to which the Trademark Portfolio pertains to a successor corporation through merger or acquisition, or upon assignment or other transfer of any right under the Trademark Portfolio to a third party, the License will automatically become an exclusive, royalty-free, fully-paid, non-terminable, perpetual, worldwide license in the Licensed Field of Use.

1.7

In the event that Lifestream files for bankruptcy protection, the License will automatically become an exclusive, royalty-free, fully-paid, non-terminable, perpetual, worldwide license in the Licensed Field of Use.

1.8

LifeNexus may not assign or otherwise transfer its rights or obligations under this Agreement except by transfer to a successor corporation through merger or acquisition of LifeNexus or the portion of the LifeNexus business to which the Trademark Portfolio pertains without the express, written approval of Lifestream, which approval will not be unreasonably withheld.

II.

PAYMENT

2.1

LifeNexus will pay Lifestream one-half of one percent (0.5%) of the net sales revenue earned by LifeNexus in the Licensed Field of Use (“Royalty Payments”).

2.2

In the event that the Royalty Payments due Lifestream during any calendar year after the Initial Period are less than one thousand dollars ($1,000), LifeNexus may elect to increase the Royalty Payments for that calendar year to one thousand dollars ($1,000) and thereby maintain all associated rights under this Agreement.

2.3

Royalty Payments under this Agreement will be based on revenues actually received by LifeNexus (i.e., cash basis accounting; “net sales revenue” means gross receipts actually received by LifeNexus less sales commissions and promotional allowances actually paid by LifeNexus to third parties), will be computed on a calendar quarterly basis, and will be due and payable to Lifestream thirty (30) days after the end of each quarter for net sales revenues during the immediately preceding calendar quarter. A final Royalty Payment will be due and payable to Lifestream thirty (30) days after termination.

2.4

LifeNexus will keep appropriate accounting records of net sales revenue in the Licensed Field of Use.

2.5

LifeNexus will accompany each Royalty Payment with a written Royalty Report stating the gross receipts actually received by LifeNexus and sales commissions and promotional discounts actually paid by LifeNexus to third parties in the Licensed Field of Use, and showing the computation of the Royalty Payment, for the associated quarter. If there have been no revenue actually received by LifeNexus during a quarter, then LifeNexus need not provide Lifestream with a Royalty Report for that quarter.

2.6

Lifestream will have the right to reasonably audit the records of LifeNexus supporting the computation of the Royalty Payments. In the event that any audit reveals an underpayment of any Royalty Payment of ten percent (10%) or more, then LifeNexus will reimburse Lifestream the actual, out-of-pocket costs associated with the audit.

III.

PROTECTION OF TRADEMARK RIGHTS

3.1

Lifestream will have the right and responsibility to maintain, renew and defend the registrations in the Trademark Portfolio at its sole discretion.

3.2

LifeNexus will only use the trademarks in the Trademark Portfolio in accordance with applicable federal, state and local laws and regulations.

3.3

LifeNexus will only use the trademarks in the Trademark Portfolio in the Licensed Field of Use and only in accordance reasonable standards of quality and propriety to be established by Lifestream from time-to-time.

3.4

Upon reasonable notice and conditions, Lifestream will have the right to inspect all records in the possession of LifeNexus pertaining to the quality of any goods or services provided by LifeNexus under the Trademark Portfolio including, without limitation, records pertaining to any complaints, regulatory or law enforcement activity.

3.5

In the event that Lifestream determines in good faith that the goods or services provided by LifeNexus under the Trademark Portfolio, or the use of the Trademark Portfolio by LifeNexus in advertising or other publicly available materials, is objectionable to Lifestream for any reason whatsoever, Lifestream will provide LifeNexus with timely notice of the objectionable circumstances. Lifestream will advise LifeNexus of the steps, which shall not be unreasonable, that it may elect to undertake to cure the objectionable circumstances. Failure of LifeNexus to implement such steps within thirty (30) days of the notification to Lifestream’s reasonable satisfaction may constitute a material breach and a potential basis for termination of this Agreement. If both sides cannot negotiate a reasonable resolution, a third party shall be used to arbitrate a resolution.

3.6

LifeNexus will promptly notify Lifestream if it becomes aware of any entity that is apparently infringing a trademark in the Trademark Portfolio.

3.7

Lifestream will promptly notify LifeNexus if it becomes aware of any entity that is apparently infringing a trademark in the Trademark Portfolio within the Licensed Field of Use.

3.8

Neither party will be required by this Agreement to become a party to any dispute, litigation, or administrative proceeding of any kind.

IV.

LIFENEXUS PURCHASE RIGHTS

4.1

In the event that Lifestream receives an offer to purchase any right in the Trademark Portfolio and intends in good faith to accept such offer, Lifestream will promptly notify LifeNexus of such offer and LifeNexus will have a right of first refusal for sixty (60) days from receipt of the notice to purchase the right at the offered purchase price plus five percent (5%).

4.2

In the event that Lifestream is not commercially using the Trademark Portfolio in any field of use, and upon the request of LifeNexus, Lifestream and LifeNexus will negotiate in good faith a sale of the Trademark Portfolio to LifeNexus under mutually agreeable terms. Neither party will unreasonably refuse to negotiate and enter into such an agreement.

4.3

In the event that Lifestream determines that it will not continue its efforts to maintain, renew or defend any trademark or registration in the Trademark Portfolio, then it will timely notify LifeNexus of this decision and LifeNexus will have the option of receiving an Assignment of that trademark and associated registration at no cost to LifeNexus.

4.4

In the event that Lifestream determines that it will not enforce any trademark in the Trademark Portfolio within the Licensed Field of Use after receiving sixty (60) days written notice of an apparent infringement in the Licensed Field of Use, then the License for that trademark will automatically become an exclusive, royalty-free, fully-paid, non-terminable, perpetual worldwide license in the Licensed Field of Use with the right of LifeNexus to legally enforce the that trademark within the Licensed Field of Use in its own name for past, presently occurring, and future infringements and retain any and all proceeds and other benefits resulting from such enforcement.

4.5

LifeNexus may, with thirty (30) days written notice, purchase the Trademark Portfolio and the Patent Portfolio licensed in the concurrently executed Patent License Agreement for a lump-sum payment of four million five hundred thousand dollars ($4,500,000), ($4,000,000 of the value is attributed to the patent assets and $500,000 of the value is attributed to the trademark asset) which may be paid in any proportion in cash or LifeNexus preferred or common stock and LifeNexus, at it’s sole discretion may purchase each asset separately. If paid in whole or in part in LifeNexus stock, (a) the shares will have the value established by LifeNexus’ most recent financing, and (b) the parties will cooperate with each other to obtain desirable accounting and regulatory treatment of the transaction including, by way of illustration, Lifestream will take no action while holding the LifeNexus stock that would require LifeNexus any public filings under any SEC rule or other government agency, or require Lifestream and LifeNexus to consolidate financial statements.

V.

WARRANTIES AND INDEMNITIES

5.1

Lifestream warrants that it reasonably believes itself to be the sole owner of all of the assets in the Trademark Portfolio, that it has not conveyed any right or interest in the Trademark Portfolio to any other party, and that it has an unencumbered legal right to enter into and perform as required by this Agreement.

5.2

LifeNexus warrants that it has an unencumbered legal right to enter into and perform as required by this Agreement.

5.3

LIFESTREAM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE VALIDITY OF ANY ASSET IN TRADEMARK PORTFOLIO, WHETHER ANY GOODS OR SERVICES DESCRIBED IN THE TRADEMARK PORTFOLIO ARE COVERED BY THE TRADEMARK PORTFOLIO AS CLAIMED IN THE ASSOCIATED DOCUMENTS, WHETHER ANY GOODS OR SERVICES DESCRIBED IN THE TRADEMARK PORTFOLIO DO OR DO NOT INFRINGE ANY PATENT, TRADEMARK, COPYRIGHT, UTILITY MODEL OR OTHER RIGHT OF ANY THIRD PARTY, WHETHER ANY GOODS OR SERVICES DESCRIBED IN THE TRADEMARK PORTFOLIO ARE FUNCTIONAL FOR ANY INTENDED PURPOSE, OR WHETHER ANY GOODS OR SERVICES DESCRIBED IN THE TRADEMARK PORTFOLIO ARE MERCHANTABLE FOR ANY PURPOSE.

5.4

LifeNexus indemnifies, holds harmless, and agrees to defend Lifestream with respect to any claim or cause of action arising out of manufacture, use, sale or importation of any product or process by LifeNexus including, without limitation, personal injury to persons using or misusing goods or services sold under the any trademark in the Trademark Portfolio, or loss or damage to medical or other data resulting from using or misusing the goods or services as described in the Trademark Portfolio.

5.5

LifeNexus indemnifies, holds harmless, and agrees to defend Lifestream with respect to any right, claim or cause of action arising out of sublicensing or assignment by LifeNexus of any right in the Trademark Portfolio.

5.6

Lifestream indemnifies, holds harmless, and agrees to defend LifeNexus with respect to any right, claim or cause of action arising out of manufacture, use, sale or importation of goods or services in connection with the Trademark Portfolio by Lifestream including, without limitation, personal injury to persons using or misusing the goods or services as described in the Trademark Portfolio, or loss or damage to medical or other data resulting form using or misusing the goods or services as described in the Trademark Portfolio.

5.7

Lifestream indemnifies, holds harmless, and agrees to defend LifeNexus with respect to any right, claim or cause of action arising out of sublicensing or assignment by Lifestream of any right in the Trademark Portfolio.

VI.

MISCELLANEOUS

6.1

All written notices, correspondence and payments under this Agreement will be delivered to the addresses of record first written above. Either party may change its address of record with written notice.

6.2

This Agreement, together with the concurrently executed Patent License Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter of hereof (including the Intellectual Property and Capital Investment Agreement dated January 7, 2005), and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both parties and containing express reference to this Agreement. The parties acknowledge the existence of a contemporaneous Patent License Agreement that is not altered or superseded by the present Agreement.

6.3

The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this Agreement.

6.4

In the event that any provision of this Agreement is declared invalid or legally unenforceable by a court of competent jurisdiction from which no appeal is or can be taken, the invalid provision will be deemed replaced by a similar but valid and legally enforceable provision as near in effect as the invalid or legally unenforceable provision, and the remainder of this Agreement will be deemed modified to conform thereto and will remain in effect.

6.5

This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns and neither party will transfer the obligations under this agreement without the prior written consent of the other party and which consent will not be unreasonable withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, each of which constitutes an original, to be effective as of the latest year and date indicated below.

LifeNexus, Inc.		Lifestream Technologies, Inc.
By:	/s/ David Hurley	By:	/s/ Bob Boyle
	David Hurley		Bob Boyle
Title:	Chief Executive Officer	Title:	Director
Date:	October 1, 2005	Date:	September 15, 2005

TRADEMARK LICENSE AGREEMENT

BY AND BETWEEN LIFESTREAM, INC. AND LIFENEXUS, INC.

TRADEMARK PORTFOLIO

EXHIBIT “A”

United States Trademark Registrations

1.

U.S. Trademark Registration No. 2,764,796 (PERSONAL HEALTH CARD)